Exhibit 10.5

GREATER DELAWARE VALLEY SAVINGS BANK
DIRECTORS’ RETIREMENT PLAN

ARTICLE I
ESTABLISHMENT OF THE PLAN

Greater Delaware Valley Holdings, a Mutual Holding Company (the “Company”) hereby establishes this Directors’ Retirement Plan (the “Plan”) for the benefit of directors of the Greater Delaware Valley Savings Bank (the “Bank”), a subsidiary of the Company, upon the terms and conditions hereinafter stated.

ARTICLE II
PURPOSE OF THE PLAN

The purpose of this Plan is to provide retirement benefits to directors of the Bank who are not officers or employees of the Bank and who have provided expertise in enabling the Bank to experience successful growth and development.

ARTICLE III
DEFINITIONS

3.01        “Accrued Benefit” means the number of months served as a Director of the Bank multiplied by $150.  For the purposes of determining a Director’s Accrued Benefit, months of service prior to the adoption of this Plan shall be recognized.

3.02        “Retirement Benefit” means either (i) in the event the Board decides to fund the Plan by establishing a trust in accordance with Section 7.01 of the Plan, an amount equal to the value of the assets acquired with a Director’s Accrued Benefit as reflected in a Director’s account balance under such a trust as of a Director’s Retirement Date; or (ii) in the event the Board decides not to fund the Plan through a trust in accordance with Section 7.01 of the Plan, an amount equal to a Director’s Accrued Benefit multiplied by an assumed rate of return of six percent (6%) per annum commencing with the adoption of this Plan and ending on a Director’s Retirement Date.

3.03        “Bank Common Stock” means the common stock, $.10 par value per share, of the Bank.

3.04        “Board” means the Board of Directors of the Company.

3.05        “Committee” means the committee appointed by the Board pursuant to Article IV hereof.

3.06        “Director” means each member of the Board of Directors of the Bank at the date this Plan was adopted by the Board of Directors of the Bank, and any other individual who subsequently becomes a member of the Board of Directors of the Bank, other than members of the Board of Directors of the Bank who also serve as officers or employees of the Bank.  Appendix A attached hereto lists those Directors who are the initial participants under the Plan.

3.07        “Retirement Date” means with respect to any Director, the first day of the first calendar quarter following the date of his retirement from service as a member of the Board of Directors of the Bank.

ARTICLE IV
ADMINISTRATION

4.01        Administration.  This Plan shall be administered and interpreted by the Committee, which shall have all of the powers allocated to it in this and other Sections of the Plan.  The interpretation and construction by the Committee of any provisions of the Plan shall be final and binding.  The Committee shall act by vote or written consent of a majority of its members.  Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules and procedures as it deems appropriate for the conduct of its affairs.  The Committee shall report its actions and decisions with respect to the Plan to the Board at appropriate times, but in no event less than one time per calendar year.

4.02        Limitation on Liability.  No member of the Committee shall be liable for any determination made in good faith with respect to the Plan.  If a member of the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Company shall indemnify such member against expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ARTICLE V
ELIGIBILITY

Each Director of the Bank as of the date this Plan was adopted by the Board and each individual who subsequently becomes a Director of the Bank shall be eligible to participate in the Plan.

ARTICLE VI
BENEFITS

6.01        Retirement Benefits.  Subject to the conditions and limitations imposed by this Plan, upon his Retirement Date, each Director shall be entitled to receive, and the Company shall pay, a Retirement Benefit.

The Retirement Benefit which is payable to a Director pursuant to this Section 6.01 shall be paid in the form of a lump sum payment payable on the Director’s Retirement Date.  Such lump sum payment may be made in cash or other property, at the Company’s discretion, pursuant to Section 7.01.

6.02        Death Benefits.  If the death of a Director occurs prior to his Retirement Date, the Company shall pay the full retirement benefits specified in Section 6.01 hereof to the Director’s designated beneficiary or, if such Director has not designated a beneficiary, the Company shall pay the full retirement benefits specified in section 6.01 to the Director’s estate.  Death benefits shall be paid on the first day of the first calendar quarter following the date of a Director’s death.

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ARTICLE VII
MISCELLANEOUS

7.01        Funding.  It is the intention of the Company to maintain adequate reserves for the satisfaction of its obligations pursuant to this Plan.  Nothing in this Plan, however, shall create an obligation on the part of the Company to set aside or earmark any monies or other assets specifically for this purpose.  To fund its obligations under the Plan, the Company may elect to form a trust, or to utilize a pre-existing trust, to purchase and hold the alternative forms of assets, including shares of Bank Common Stock, subject to compliance with all applicable securities laws.  If the Company elects to use a trust to fund its obligations under the Plan, a Director shall have no right to demand the transfer to him of stock or other assets from the Company, or from such a trust formed, or utilized by the Company.  Any assets held in a trust, including shares of Bank Common Stock, may be distributed, in the Company’s discretion, to a Director in payment of part or all of the Company’s obligations under the Plan.  The right of a Director or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Director nor a designated beneficiary shall have any rights in or against any specific assets of the Company.

7.02        Amendment and Termination of Plan.  The Board may, by resolution, at any time amend or terminate this Plan.  However, no amendment or termination of the Plan shall, without a Director’s consent, retroactively adversely affect his rights to receive benefits in accordance with the Plan to which he would have been entitled if he had terminated service on the day immediately prior to said amendment or termination.

7.03        Nontransferable.  No Director or Director’s designated beneficiary shall have any right to commute, sell, pledge, assign, or in any way transfer or convey the right to receive any payments under this Plan.  All payments specified under this Plan are hereby expressly made non-assignable and non-transferable.  Such payments shall not be subject to legal process or levy of any kind.

7.04        Rights to Continue as a Director.  Neither this Plan nor any action taken by the Board in connection with this Plan shall create any rights on the part of any Director of the Bank to continue as such.

7.05        Withholding Taxes.  Notwithstanding any of the foregoing provisions hereof, the Company may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable Federal, state or other law, and transmit such withheld amounts to the applicable taxing authority.

7.06        Governing Law.  This Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

7.07        Effective Date.  This Plan shall become effective upon the date of its adoption by the Board.

7.08        Binding on Successors.  The provisions of this Plan shall be binding upon the parties hereto and all successors to the Company, including any entity or entities that succeed to the rights and liabilities of the Company in any merger, consolidation, reorganization or other business combination.

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APPENDIX A

The Company has designated the following Directors as participants in its Directors’ Retirement Plan:

1.                                       James S. Carr

2.                                       J. William Cotter, Jr.

3.                                       John J. McHugh

4.                                       Richard M. Naughton

5.                                       John A. Raggi

6.                                       Francis J. Rainer

7.                                       Basil A. Woodfield

8.                                       Richard G. Kelly, Jr.

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TRUST AGREEMENT

This Trust Agreement (the “Trust Agreement”) is made as of the 21st day of August 1996, by and between Greater Delaware Valley Holdings, a Mutual Holding Company (the “Company”), and PNC Bank, N.A. (the “Trustee”).

WITNESSETH:

Whereas, as of April 24, 1996, the Company established the Greater Delaware Valley Savings Bank (the “Bank”) Directors’ Retirement Plan (the “Plan”) to provide retirement benefits to the Bank’s directors, and

Whereas, the Company wishes to establish this trust (the “Trust”) to fund the Company’s obligations under the Plan with the assets contributed to the Trust to be subject to the claims of the Company’s creditors in the event of the Company’s insolvency, as herein defined, until paid to the participants or their respective beneficiaries in such manner and at such times as specified in the Plan, and intends that the Trust shall satisfy the requirements of Revenue Procedure 92-64 which sets forth a model grantor trust for use in executive compensation arrangements; and

Whereas, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

Now, Therefore, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.                                          Establishment of Trust.

(a)           The Company hereby deposits with the Trustee in trust $172,800, which shall become the initial principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.  The initial principal of the Trust, together with any future contributions to the Trust and any other assets held by the Trust, and earnings thereon, are collectively referred to herein as the “Trust Assets.”

(b)           The Trust hereby established shall be irrevocable by the Company.

(c)           The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(d)           The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Plan and general creditors as herein set forth.  Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any of the Trust Assets.  Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of the participants and their beneficiaries against the Company.  Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of the Company’s Insolvency, as defined in Section 3(a) herein.

(e)           The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.  Neither the Trustee nor any participant or beneficiary of a participant shall have any right to compel such additional deposits.

Section 2.                                          Payments to the Participants and Their Beneficiaries.

(a)           The Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the lump sum payment amount pursuant to section 6.01 of the Plan in respect of each participant (and his or her beneficiaries), or, if applicable, that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts.  Except as otherwise provided herein, the Trustee shall make payments to the participants and their beneficiaries in accordance with such Payment Schedule.  The Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities.

(b)           The entitlement of a participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan, if any.

(c)           The Company may make payment of benefits directly to participants or their beneficiaries as they become due under the terms of the Plan.  The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries.  In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due.  The Trustee shall notify the Company where principal and earnings are not sufficient.

Section 3.                                          The Trustee’s Responsibility Regarding Payments to Trust Beneficiaries When the Company is Insolvent.

(a)           The Trustee shall cease payment of benefits to participants and their beneficiaries if the Company becomes insolvent.   The Company shall be considered “Insolvent” for purposes of this Trust Agreement if either (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Company is determined to be insolvent by either the Pennsylvania Department of Banking or the Board of Governors of the Federal Reserve System.

(b)           At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(1)           The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency.  If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become insolvent, the Trustee shall determine whether the Company is insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to participants or their beneficiaries.

(2)           Unless the Trustee has actual knowledge of the Company’s insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is insolvent, the Trustee shall have no duty to inquire whether the Company is insolvent.  The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(3)           If at any time the Trustee has determined that the Company is insolvent, the Trustee shall discontinue payments to participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

(4)           The Trustee shall resume the payment of benefits to participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not insolvent (or is no longer insolvent).

(c)           Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.              Payments to the Company.

Except as provided in Section 3 hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust Assets before all payment of benefits have been made to participants and their beneficiaries pursuant to the terms of the Plan.

Section 5.              Investment and Other Authority.

(a)           Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Bank, interest-bearing accounts at the Company, including Certificates of Deposit with the Bank, U.S. government securities and agencies thereof and funds that invest in such securities.  All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants, except that investment discretion and voting rights with respect to Trust assets will be exercised by the Company.  The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust.  This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

(b)           Subject to the provisions of paragraph (a) above, the Trustee shall have the following additional powers and duties with respect to the Trust:

(1)           to sell at public or private sale, to exchange, to encumber, or to lease any personal property;

(2)           to commence or defend suits or legal proceedings and to represent the Trust in all suits or legal proceedings; to settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust;

(3)           to exercise any right appurtenant to any securities or other such property;

(4)           to engage any legal counsel, including counsel to the Company or Trustee, or any other suitable agents; to consult with such counsel or agents with respect to the construction of this Trust Agreement, the duties of the Trustee hereunder, the transactions contemplated by this Trust Agreement, or any act which the Trustee proposes to take or omit; to rely upon the advice of such counsel or agents; and to pay the reasonable fees, expenses and compensation thereof;

(5)           to register any securities held by it in its own name or in the name of any custodian of such property or of its nominee, including the nominee of any system for the central handling of securities, with or without the addition of words indicating that such securities are held in a fiduciary capacity; to deposit or arrange for the deposit of any such securities with such a system; and to hold any securities in bearer form;

(6)           to make, execute and deliver, as Trustee, any and all leases, notes, bonds, guarantees, mortgages, conveyances, contracts, waivers, releases or other instruments in writing necessary or proper for the accomplishment of any of the foregoing powers;

(7)           to transfer assets of the Trust to a successor trustee as provided in Section 10 (c) herein; and

(8)           to exercise, generally, any of the powers which an individual owner might exercise in connection with such property either real, personal or mixed, and to do all other acts that Trustee may deem necessary or proper to carry out any of the powers set forth in this Section or otherwise in the best interests of the Trust.

Section 6.              Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.              Accounting by the Trustee.

(a)           The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made on both an aggregate basis and on behalf of each participant (or his or her beneficiaries), including such specific records as shall be agreed upon in writing between the Company and the Trustee.  Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it on both an aggregate basis and on behalf of each participant (or his or her beneficiaries), including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest or dividends paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Upon the expiration of ninety (90) days from the date of filing any such account or upon the earlier specific approval thereof by Company, the Trustee shall be forever released and discharged from all liability and accountability to Company with respect to the propriety of its acts and transactions shown in such account, except with respect to any such acts or transactions as to which Company shall, with such ninety (90) day period, file written objections with the Trustee.  Nothing herein contained, however, shall be deemed to preclude the Trustee of its rights to have its account judicially settled by a court of competent jurisdiction.

(b)           With respect to each participant (or his or her beneficiaries), the Trustee shall keep accurate and detailed records of (i) all contributions made by the Company with respect to such participant, including the amount of each such contribution and the date received, (ii) all securities and investments purchased and sold with such contributions, including the cost or net proceeds and the date of such purchases or sales, (iii) all dividends or interest paid on the securities or investments and the reinvestment of such dividends or interest, and (iv) such other matters as shall be agreed upon in writing between the Company and the Trustee.

Section 8.              Responsibility of the Trustee.

(a)           The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by  the Company which is contemplated by, and in conformity with, the terms of this Trust and is given in writing by the Company; and, provided, further, that the Trustee shall incur no liability to any person for any action or failure to act taken pursuant to a determination of the existence or non-existence of an event of Insolvency.  In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)           If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments.  If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c)           The Trustee may consult with legal counsel (who may also be counsel for Company or the Trustee generally) with respect to any of its duties or obligations hereunder, at Company’s expense and shall have no liability for any action or failure to act in reliance upon advice of such counsel.

(d)           The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)           The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

(f)            Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 9.              Compensation and Expenses of the Trustee.

 The Bank shall pay all administrative fees and expenses of the Trustee and such compensation to the Trustee as shall be agreed to by the Trustee and the Company from time to time.  If not so paid, the fees and expenses shall be paid from the Trust.

Section 10.            Resignation and Removal of the Trustee.

(a)           The Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice, unless the Company and the Trustee agree otherwise.

(b)           The Trustee may be removed by the Company on 30 days’ notice or upon shorter notice accepted by the Trustee.

(c)           Upon resignation or removal of the Trustee and appointment of a successor Trustee, all Trust Assets shall subsequently be transferred to the successor Trustee.  The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

(d)           If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section.  If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.            Appointment of Successor.

(a)           If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Company may appoint any third party, such as a bank trust department (other than the Company’s trust department) or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal.  The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust Assets.  The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b)           The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust Assets, subject to Sections 7 and 8 hereof.  The successor Trustee shall not be responsible for, and the Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12.            Amendment or Termination.

(a)           This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan.

(b)           The Trust shall not terminate until the date on which participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan.

Section 13.            Miscellaneous.

(a)           Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)           Benefits payable to participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)           This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 14.            Effective Date.

The effective date of this Trust Agreement shall be August 21, 1996.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Trust Agreement to be signed, and their respective corporate seals to be hereto affixed, the day and year first above written.

GREATER DELAWARE VALLEY HOLDINGS,
A MUTUAL HOLDING COMPANY

Attest:

/s/ Dolores DeBaecke	By:	/s/ William E. Hecht
President

PNC BANK, N.A.
Attest:

/s/ Regina Richards	By:	/s/ Robert J. Degue
Trust Officer		Trustee